Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 and S-8 (No. 333-217356, No. 333-219133, No. 333-219129, No. 333-139127, No. 333-152951, No. 333-168787, No. 333-184823 and No. 333-212907) of Willdan Group, Inc. of our report dated March 30, 2016 relating to the consolidated financial statements of Lime Energy Co. as of and for the year ended December 31, 2015, which appears in the Current Report on Form 8-K of Willdan Group, Inc. filed on October 3, 2018 and is incorporated by reference in the Current Report on Form 8-K/A of Willdan Group, Inc. filed on January 22, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

January 22, 2019